Exhibit 99.1

FOR IMMEDIATE RELEASE

American Vanguard Completes Acquisition of OHP, Inc.

Acquisition will strengthen market access in greenhouse and nursery markets

Newport Beach, CA – October 3, 2017 – American Vanguard Corporation (NYSE:AVD) announced today that it has completed the acquisition of OHP, Inc. a leading provider of technology based pesticide solutions for greenhouse and nursery production applications throughout the United States and Puerto Rico. Terms of the deal were not disclosed.

As previously indicated, OHP will continue to operate in its horticultural markets using OHP brands under the experienced leadership of Dan Stahl, the current General Manager. OHP’s technology providers, key partners and existing customers have expressed solid support for this new alignment with American Vanguard.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

About OHP

OHP Inc., originally Olympic Horticultural Products, is a privately owned company founded with the goal of becoming the leading provider of technology based pesticide solutions for the greenhouse and nursery production markets. Today OHP is recognized as the leader in this market. The OHP team licenses, develops, registers, markets, services and sells products specifically packaged and labeled for the greenhouse and nursery production markets through a network of leading distribution partners throughout the United States and Puerto Rico.

Contact Information
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	Lena Cati
(949) 260-1200	(212) 836-9611 / Lcati@equityny.com
williamk@amvac-chemical.com	www.theequitygroup.com